Exhibit 10.70
June 15, 2007
DELIVERED VIA UPS
Scott Loly
319 Arkansas Street
San Francisco, CA 94107
Re:      Separation Agreement and General Release
Dear Scott:
          This letter, upon your signature, will constitute the agreement (hereafter “Agreement”) between you and RedEnvelope, Inc. (“Company”) on the terms of your separation from employment with the Company.
          1. Your employment with the Company will end effective at the close of business on Friday, June 15, 2007 (“Separation Date”). Accordingly, as of that date, you will no longer represent to anyone that you are still an employee of the Company and will not say or do anything purporting to bind the Company.
          2. On the Separation Date you will receive your final paycheck, including all salary and other earned compensation due through June 15, 2007, including without limitation, all of your accrued but unused Paid Time Off as of the Separation Date.
          3. You represent and agree that by no later than the Separation Date you will have returned to the Company and not retained any Company, customer or vendor property or information that you obtained in the course of your employment with the Company, including without limitation, (a) any personal computers or computer equipment, fax modem, printer, keys to any Company building, office or property, building pass, cellular telephone, pager, phone card, credit card, Blackberry, electronic organizer and/or PDA device (collectively “Company Equipment”); (b) any Company documents, files, records, data, employee records, confidential, proprietary or trade secret information (“Company Information”); and (c) any documents, files, records, data or other information of any kind, whether stored electronically or otherwise, pertaining to any of the Company’s past, present or potential customers, vendors or suppliers that you obtained as a result of your employment with the Company (“Customer Information”). You further specifically acknowledge and agree that, in addition to any hard copy documents containing Company Information or Customer Information, you have destroyed, deleted or returned to the Company any Company Information or Customer Information that was previously maintained or stored by you on any laptop or other computer or electronic storage device or media retained by you or used by you in connection with your employment with the Company, including without limitation any computer or computer discs used or maintained by you at any location outside of the Company’s premises.
          4. In consideration for your promises and covenants in this Agreement, within fifteen (15) days after the Effective Date (as defined below), the Company will pay you a lump sum amount of $120,750.00, equal to six months base salary, less applicable tax withholding and all other required or authorized payroll deductions (“Severance Amount”). Any tax obligations, if any, which may arise out of this payment are your sole responsibility and you agree to indemnify and defend the Company and its officers, directors, employees, agents, affiliates and successors from and against any and all taxes, interest, penalties, claims or other liabilities of any kind arising from or related to this payment.

Scott Loly
June 13, 2007

          5. You acknowledge and agree that as of the Separation Date, you will have received all earned wages due from the Company as a result of your employment with the Company. In light of the forgoing, you further acknowledge and agree that California Labor Code Section 206.5 is not applicable to the release contained in this Agreement. That section provides in pertinent part that: “No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.”
          6. As of the Separation Date you will no longer be eligible to participate in any of the Company’s benefits or compensation plans, except as provided by law, under the terms of the applicable plans, or as provided in this paragraph. Your existing coverage under the Company’s group health insurance plan (and, if applicable, the existing group health coverage of your eligible dependents) will terminate on June 30, 2007 By letter dated June 12, 2007, you were provided with information regarding your rights to elect continuation of this health insurance coverage, at your own expense, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any similar state law, provided you make a timely election to do so. Nothing in this Agreement will impair any rights you may have to elect continued health insurance coverage under COBRA or any similar state law.
          7. All vesting of any existing grants to you of Company stock options will cease as of the Separation Date. Any rights you may have to exercise any Company stock options that have vested as of the Separation Date, and the time periods and procedures for such exercise, are governed by the terms of: (1) any existing Notice of Stock Option Grants and Stock Option Agreements, signed by both you and the Company (collectively “Stock Agreements”); and (2) the Company’s 1999 Stock Plan (“Stock Plan”). Nothing in this Separation Agreement will affect any existing, vested rights you may have under the Stock Agreements or Stock Plan. All vested shares not exercised by the end of the period specified in your Stock Agreements will be forfeited. All unvested shares will expire as of your Separation Date.
          8. In exchange for the Separation Amount payments and other benefits described herein, and other valuable consideration, the receipt of which you hereby acknowledge, on behalf of yourself and your representatives, agents, heirs and assigns, you waive, release, discharge and promise never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected, claimed or unclaimed, that you ever had, now have or might have as of the Effective Date (as defined herein) against the Company and/or any of its past or present officers, directors, employees, shareholders, parents, subsidiaries, affiliates, representatives, attorneys, fiduciaries, predecessors, successors, agents or assigns (collectively “Released Parties”). The released claims include, without limitation, any claims arising from or related in any way to your hiring, employment, compensation or separation from employment with the Company, any Company benefits or benefit plans, and/or the execution of this Agreement. The released claims also specifically include, without limitation, any claims arising under any federal, state and local statutory or common law, such as Title VII of the Civil Rights Act, the federal Age Discrimination in Employment Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the California Labor Code (including section 132a claims), the California Government Code (all as amended), the law of contract and tort, and any claim for recovery of costs and/or attorney’s fees. The released claims will not include any claims for state unemployment insurance, disability or workers’ compensation benefits, any claim for breach of this Agreement or any claims arising after the Effective Date of this Agreement.
          9. You also waive, release, discharge and promise never to assert any and all claims against any of the Released Parties, even if you do not now know or believe that you have any such claims.

Scott Loly
June 13, 2007

You therefore expressly waive the protection of California Civil Code section 1542, which provides that:
A general release does not extend the claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.
          In short, you agree that you will not initiate any lawsuits, administrative proceedings or legal actions of any kind against the Company or any of the other Released Parties, except to enforce any provision of this Agreement, and will not accept the benefits of any lawsuits or claims of any kind brought on your behalf against the Company or any of the other Released Parties, except to enforce any provision of this Agreement.
          10. Unless required by court order, you will keep the terms of this Agreement strictly confidential and will not disclose to anyone, without the prior written permission of the Chief Executive Officer of the Company, any information regarding the terms of this Agreement, the benefits provided to you under it, or the fact that a payment was made to you; provided, however, that you may disclose this information to your spouse or domestic partner, and to your attorneys, accountants or other professional advisors as necessary for them to render professional services to you. Before making any disclosure to any person(s) permitted under this paragraph you will advise such person(s) of this confidentiality provision and require them to comply with it to the same extent as you must.
          11. You will not at any time after the Separation Date use, convert or disclose to any third party or attempt to use, convert or disclose to any third party any confidential, proprietary, trade secret or other business information of the Company without the prior written authorization the Company’s Executive Chairman. Moreover, with the exception of any provisions applicable only during employment, all of the provisions of your Confidential Information and Assignment Agreement with the Company, dated August 13, 2006 (“Non-Disclosure Agreement”), shall remain in full force and effect. You have been provided with a duplicate copy of the Non-Disclosure Agreement, which is incorporated herein in full by this reference. You further acknowledge agree that all the provisions in the Non-Disclosure Agreement are reasonable and necessary to protect the Company’s valuable confidential, proprietary, trade secret and other business information.
          12. You will not disparage the Company or its business or any of the Company’s officers, directors, employees, agents, representatives, products, services, methods or procedures and will not say or do anything that would have a materially adverse impact on the Company or its business.
          13. In the event that you breach any of your obligations to the Company under this Agreement, the Company will be entitled to (a) immediate return of any and all severance benefits provided to you under this Agreement, including without limitation, the Severance Amount; and (b) obtain injunctive and all other available relief provided at law or equity. All other duties and obligations under the Agreement, however, including your waivers and releases, shall remain in full force and effect.
          14. Except as specified below, to the fullest extent allowed by law, any and all disputes, claims or controversies of any kind arising out of or related in any way to the interpretation or enforcement of this Agreement, or any other matter (including any statutory or common law claims against the Company or any of the other Released Parties) shall be fully and finally resolved through binding arbitration, before a neutral arbitrator, in San Francisco, California, in accordance with the then existing national rules of the American Arbitration Association for the resolution of employment disputes, as

Scott Loly
June 13, 2007

modified in any respect necessary to comply with the requirements of California law for enforcement of arbitration agreements regarding such disputes. You and the Company therefore specifically waive any right to a jury trial on any such disputes, claims or controversies. The prevailing party in any arbitration or other action arising out of or related to this Agreement shall be entitled to an award of its costs and reasonable attorneys’ fees, in addition to any other relief to which it is entitled. This arbitration provision shall not apply to any claims for injunctive or other similar equitable relief.
          15. This Agreement will in all respects be interpreted, enforced and governed under the laws of the State of California, without regard to the conflicts of laws rules thereof. In interpreting the language of this Separation Agreement, both parties shall be treated as having drafted the Agreement after meaningful negotiations. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law. This Agreement will inure to the benefit of and be binding upon the heirs, representatives, successors and assigns of each of the parties
          16 This Agreement (including any documents incorporated by reference) constitutes the entire agreement between the parties as to matters discussed herein and supersedes any prior or contemporaneous negotiations, representations, promises, agreements, and/or understandings of the parties with respect to such matters, whether written or oral. The parties acknowledge that they have not relied on any promise, representation or warranty, expressed or implied, not contained in this Agreement. This Agreement may only be modified, or any specific requirements waived, in a writing signed by you and the Executive Chairman of the Company.
          17. Pursuant to the Older Workers Benefit Protection Act (“OWBPA”), you acknowledge that you were provided up to 21 days to consider and accept the terms of this Agreement (although you may accept it at any time within those 21 days) and that you were advised to consult with an attorney about the Agreement before signing it.
          To accept the Agreement, please date and sign this letter and return it to the undersigned Company officer. Once you do so, you will still have an additional seven days in which to revoke your acceptance. To revoke, you must deliver to the undersigned Company officer a written statement of revocation that is received before the close of business on the seventh day after you sign the Agreement. If you do not revoke, the eighth day after you sign will be the “Effective Date” of the Agreement.
          Scott, I am pleased that you were able to part ways with Company on these amicable terms. The Company and I wish you success in your future endeavors.

RedEnvelope

By:	/s/ Rob Montoya Rob Montoya
Vice President, Human Resources

Scott Loly
June 13, 2007

AGREED:
By signing this letter, I acknowledge that I have read and had the opportunity to carefully review and consider this Separation Agreement (with an attorney of my choice if so desired); that I fully understand all of the terms in the Separation Agreement; that I am competent to enter into this Agreement; and that I voluntarily agree to each of the terms set forth above.

Date: 6/19/07	/s/ Scott Loly
Scott Loly